Registration No. _________________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LDG, INC.
 (Name of small business issuer in its charter)

Nevada	541800	56-2197350
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

LDG, INC.	The Corporation Trust Company of Nevada
4944B Windy Hill Drive	6100 Neil Road, Suite 500
Raleigh, NC 27587	Reno, Nevada
(919) 855-9200	(775) 688-3061
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]
Related Registration Statement: 333-110240

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock:	9,680,000	$0.05	$484,000	$100.00

[1]     Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

LDG, INC.
 9,680,000 Shares of Common Stock

Our common stock is not traded anywhere.

Some of our shareholders are selling shares of common stock in this offering. Our selling shareholders are selling 9,680,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

			Proceeds to Selling
	Offering Price	Expenses	Shareholders

Per Share	$0.05	$0.00	$0.05
Total to Selling Shareholders	$484,000	$0.00	$484,000

The date of this prospectus is _________________, 2005.

SUMMARY OF OUR OFFERING

Our business

We are a provider of advertising and graphic design services to our customer base which consist primarily of corporate clients.

Our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We offer a wide range of services, from design and production of corporate identity packages including logos, letterhead and business cards, to printed collateral materials and various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards. The menu of our services also includes the design and production of promotional materials such as T-shirts, coffee mugs, and pens together with web-site design, high-quality scanning and extensive photo re-touching. We have recently begun offering a web-site design package which also includes hosting services through an unaffiliated business partner.

We were organized under the laws of the State of Nevada on August 22, 2003. Our principal executive offices are located at 4944B Windy Hill Drive, Raleigh, North Carolina 27609 and our telephone number is (919) 855-9200. Our fiscal year end is December 31. We maintain a website at liaisondesigngroup.com.

The offering

Following is a brief summary of this offering:

Securities being offered	9,680,000 shares of common stock by selling shareholders.
Offering price per share	$0.05
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None
Number of shares outstanding before the offering	9,680,000
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	9,680,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	Nine Months Ended	As of	As of
	September 30, 2004	December 31, 2003	December 31, 2002
	(Unaudited)	(Audited)	(Audited)
Balance Sheet
Total Assets	$51,573	$56,812	$73,093
Total Liabilities	78,781	47,215	68,799
Stockholders Equity (Deficit)	(27,208)	9,597	4,294

Income Statement
Revenue	57,685	82,984	106,534
Total Expenses	112,890	97,681	114,801
Net Loss	$55,205	$14,697	$8,267

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. All material risk factors have been addressed.

Risks associated with LDG, INC.:

  Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion as at December 31, 2003. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits on commencement of commercial opera

  Because we have generated limited revenues, our future results are uncertain. For the fiscal year ended December 31, 2003, we reported revenues of $82,984; for the fiscal year ended December 31, 2002, we reported revenues of $106,534; and, for the nine months ended September 30, 2004, we reported revenues of $57,685. We cannot guarantee you that we will ever achieve a significant increase in our revenues or that profitability will be achieved, or if achieved, sustained on an ongoing basis. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

  Our success depends on the efforts of our president and chief executive officer. If we should lose her services, our relationships with our clients could be damaged which would adversely affect our net sales and results of operations. We rely on Sandra K. Conklin, our president and chief executive officer, for our day-to-day management, as well as nurturing and developing the relationships we have with our clients. If we should lose her services, the relationships that we have with clients as a result of her efforts on our behalf could be damaged. Because we are a relatively small company with limited revenues, the loss of relationships with our clients could adversely affect our ability to generate revenues and, therefore, our future results of operations.

  We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients with other graphic design businesses. The graphic design business is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and somewhat limited scope of our services. In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than LDG, Inc., and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

  We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company. Our future capital requirements depend on a number of factors, including our ability to grow our net sales and manage our business. If we are to substantially increase our net sales, it is likely we will seek to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private or public transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

  Because we do not have any insurance coverage, if a judgment is rendered against us we may not be able to pay it and we will have to cease operations. We do not carry any product liability insurance or errors and omissions insurance. Accordingly if we are sued for any reason and a judgment is rendered against us, we may not be able to pay it. If that happens we may have to cease operations.

Risks associated with this offering:

  Because our officers and directors, who are also promoters, own more than 50% of the outstanding shares, they will retain control of our company and will be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares. Ms. Conklin, Mr. Duerr and Sambrick Communications will still own 8,000,000 shares and will continue to control our company. As a result, Ms. Conklin, Mr. Duerr and Sambrick Communications will be able to elect all of our directors and control our operations which could decrease the price and marketability of the shares.

  Because there is no public trading market for our common stock, you may not be able to resell your stock. There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because our shares are considered penny stocks, the SEC imposes additional sales practice requirements on brokers who deal in our shares. As a result, some brokers may be unwilling to trade penny stocks. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline. Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline. See "Plan of Distribution; Terms of the Offering - Section 15(g) of the Exchange Act."

USE OF PROCEEDS

We will not receive any proceeds from the sale of the warrants and shares of common stock in this offering. All proceeds from the sale of the warrants and shares of common stock will be received by the selling warrant holders and selling shareholders respectively.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected $0.05 for the shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are 40 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange.If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $25,000.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   Not engage in any stabilization activities in connection with our common stock;

2.   Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.   Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met. There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 9,680,000 shares of common stock outstanding as of January 24, 2005, 8,000,000 shares were owned by our officers, directors and one other shareholder who is controlled by our directors and one shareholder.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days.

BUSINESS

General

Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. We were formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

We conduct our operations through our wholly owned subsidiary, Liaison Design Group, LLC., a North Carolina limited liability corporation. We provide a wide range of advertising and graphic design services to our clients. Most typically, these services will include designing, developing and producing:

-	corporate identity packages, including logos, letterhead and business cards,
-	various print media, such as newspaper and magazine ads, posters, trade show booths and outdoor billboards,
-	printed collateral materials such as brochures and catalogs, and
-	design for promotional materials, such as T-shirts, coffee mugs, and pens.

We also provide web site design, high-quality scanning and extensive photo retouching as part of our menu of services. We have recently begun offering a web site design package which also includes hosting services through an unaffiliated partner.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause this plan to change.

Our clients

While we serve a diversified client roster, which is primarily corporate clients, our target niche is new companies who are seeking to create an effective corporate identity from which they can market their business. We believe our business focus defines us within our market. We believe we offer our clients a more cost-effective alternative to a traditional graphic design agency because, unlike many traditional graphic design agencies, we will work for a client on a per project basis as opposed to only handling entire advertising engagements. Because we do not require a long term commitment by our client, our business model allows our clients the freedom to work with several agencies to capture that unique look while staying within their budget.

We generally obtain new clients through referrals or by soliciting prospective clients through personal contacts and presentations by our management. The agreements with our clients are generally terminable by either party upon mutually agreed short-term notice, typically 60 to 90 days, as is the custom in the industry.

Revenues

The primary sources of our revenues are fees earned from the design and production of advertising materials. The billing and collection procedures established by us require that billings be collected from our clients in sufficient time for us to make the corresponding payment to production, usually within 30 days of invoice. Service fees for creative and typesetting time are established on a case-by-case basis. We also charge our clients a service fee on our outside purchases of production materials, including photography and printing, which generally is 20% over the cost of such purchases. In some cases, fees are generated in lieu of a percentage of the cost and markup on outside purchases of production materials.

We consider our relationships with our clients to be good. Due to the nature of the business, any client could at some time in the future reduce its budget, or transfer to another agency all or part of its graphic design work presently placed through us. Representation of a client does not necessarily mean that we handle all graphic design work for such client exclusively. In many cases, we handle the graphic design work of only a portion of a client's products or services. We typically depend upon a core of clients from which we obtain the bulk of our revenues. For transition period of the nine months ended September 30, 2004, four of our clients, Burroughs Welcome Fund, SpanSet, OFM, and Sambrick Communications, represented 90% of our net sales, and for the year ended December 31, 2003, four other clients, Ad Pro, Burroughs Welcome Fund, Delta Consolidated Industries, and OFM, SpanSet and Sambrick Communications represented 77% of our net sales.

Materials and Services

We internally produce substantially all of the materials required for our clients. Services and materials such as website software design, website hosting, photography, printing and film are generally purchased from outside vendors. We have identified numerous sources for the products and services we purchase from outside vendors. We do not maintain any written contracts with our suppliers. Substantially all of such suppliers are located within Raleigh, North Carolina.

Government Regulation

Federal, state and local governments and governmental agencies in recent years have adopted statutes and regulations affecting the advertising activities of advertising agencies and their clients. For example, statutes and regulations have prohibited television advertising for certain products and regulated the form and content of certain types of advertising for many consumer products. The Federal Trade Commission (FTC) has also required proof of accuracy of advertising claims with respect to various products and, in its enforcement policies, is seeking to establish more stringent standards with respect to advertising practices. The FTC has the authority to investigate and to institute proceedings against advertisers and their advertising agencies for deceptive advertising. The effect on the advertising business of future interpretations of existing statutes or regulations, or the effect of new legislation or regulatory activity cannot be predicted. No claims or enforcement actions have ever been instituted against us to date. We do not currently maintain errors and omissions insurance. Since we do not carry errors and omissions insurance, if we are sued we may not have adequate funds to defend the litigation or if a judgment is rendered against us, we may not have adequate funds to pay the judgment. If a judgment is rendered against us and we are unable to pay it, we may have to cease operations.

Marketing

We intend to market our services in the Piedmont and central area of North Carolina through traditional sources such as magazines, newspaper advertising, billboards, telephone directories and flyers/mailers. The Piedmont/central area of North Carolina falls between the coastal plains in the east and the mountains in the west.

Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Competition

The graphic design industry is highly competitive. Agencies of all sizes strive to attract new clients or accounts from existing clients. In addition, many companies have in-house departments, which handle all, or a portion of their graphic design work. Competition in the graphic design industry depends to a large extent on the client's perception of the quality of an agency's creative product. As we have grown our operation we have had to compete more frequently against larger companies. These larger companies generally have substantially greater financial resources, personnel and facilities than us. We believe we are able to compete on the basis of the quality of our product, service, and personal relationships with clients and reputation.

Property

We lease approximately 500 square feet of commercial space from Sambrick Communications affiliated party at an annual rental of $6,480. Sambrick Communications is owned and controlled by Frank Sandbrick, one of our directors. We believe this existing space is sufficient for our needs in the foreseeable future and we have the ability to expand easily if required.

Expansion of Business

We intend to use the proceeds from the previous private placement to increase our revenues. We intend to do this by developing and maintaining a database of all current customers and prospects who may become customers and to develop a database of potential customers and their specific wants and needs. The database will be developed from information available from publications, services, Internet web sites, periodicals and information we accumulate as we sell our products. The feasibility of collecting the data is high. We intend to begin assembling our database with potential customers we locate in the Piedmont and central areas of North Carolina.

We also intend to increase marketing and advertising in order to promote our business. The advertising campaign will include the design and printing of various sales materials. The sales material will be comprised of brochures and pamphlets describing our business and services.

We intend to use a portion of the proceeds to maintain our website and database. This will include payment for computer equipment, telephones and other assets as required to maintain the operations.

Employees

We currently employ two people, both of whom are full-time employees. Our employees are not represented by a collective bargaining unit. We believe that the relations with our employees are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates a party adverse to us in any legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We have been in operation since 2000 through our subsidiary corporation, Liaison Design Group, LLC.

The following discussion should be read together with the information contained in the financial statements and related notes included elsewhere in this prospectus.

Results of operations:

Results of Operations - September 30, 2004 compared to September 30, 2003

We had total revenues of $57,685 for the nine months ending September 30, 2004 compared with total revenues of $58,504 for the nine months ending September 30, 2003. The decrease in total revenues was a result of a decrease in sales. Our cost of goods sold for September 30, 2004 was $15,097 compared with $39,582 for the nine months ending September 30, 2003. This decrease was a result of an increased focus on costs and some preprinting expenses in 2003. Our gross profit for the nine months ending September 30, 2004 was $42,588 compared to $18,922 for the nine months ending September 30, 2003. This was also a result of an improved costs and reprinting expense in 2003. Our general and administrative expenses were $97,793 for the nine months ending September 30, 2004 compared with $21,280 for the nine months ending September 30, 2003. This was as a result of expenses associated with raising a minimum of $75,000 in additional capital. Our net loss for the nine months ending September 30, 2004 was $55,205 compared to $2,358 for the nine months ending September 30, 2003. This was as a result of the increased general and administration expenses offset by reduced cost of goods sold.

Our cash for the period ending September 30, 2004 was $13,116.

Results of Operations - December 31, 2003 compared to December 31, 2002

We had total revenues of $82,984 for the year ending December 31, 2003 compared with total revenues of $106,534 for the year ending December 31, 2002. The decrease in total revenues was as a result of the loss of J&L Classrooms as a customer and a general slowdown in business from existing customers in the first half of 2003. Our cost of goods sold for the year ending December 2003 was $38,595 compared with $68,187 for the year ending December 31, 2002. This was as a result of reduced revenues as cost of goods sold is proportional to revenue. Our gross profit for the year ending December 31, 2003 was $44,389 compared to $38,337 for the year ending December 31, 2002. Our general and administrative expenses were $59,086 for the year ending December 31, 2003 compared to $46,604 for the year ending December 31, 2002. This was as a result of Sandra Conklin's agreement not to take a salary in 2003 and the impact of taking $18,000 of the resultant contributed salary as general and administrative expenses. Our net loss for the year ending December 31, 2003 was $14,697 compared to $8,267 for the year ending December 31, 2002. This was as a result of the decreased revenue without the ability to make similar reductions of costs and expenses.

Liquidity and Capital Resources:

Trends

The most significant trend is the decreasing cost of goods sold and an increase in our general and administrative expenses. This is as a result of an increased focus on costs and expenses associated with obtaining increased capital. In the future, we believe that the lower cost of goods sold will continue and that there will be some significantly reduced costs in 2005 associated with closing the required capital.

Internal and External Liquidity

To date, we have been funded through capital from our existing owners and not through any external debt or equity. However, the existing equity is projected to be a deficiency in 2005 without external equity and thus the planned offering.

The initial capital of approximately $25,000 was supplied by Sambrick Communication, a corporation owned and controlled by Frank Sambrick, one of directors, in exchange for 60% ownership in Liaison Design Group LLC, our subsidiary entity. At the time of the transaction it was agreed that Sambrick Communication will receive the return of its money only upon the liquidation of Liaison Design Group LLC. There is nothing in writing to evidence the foregoing. The agreement was entirely oral. Currently, our officers and directors will not loan additional funds.

Material Commitments

We do not have any material commitments beyond those shown on the balance sheet, which includes $43,977 owed to Sandra Conklin for past wages. The past wages will be paid from revenues from operations. The past wages do not accrue interest.

Critical accounting policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout Management's Discussion and Analysis or Plan of Operation, where such policies affect our reported and expected financial results. The preparation of this Form SB-2 registration statement requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Consolidation - The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC, our subsidiary, for all periods presented and our accounts and transactions from the date of our acquisition of Liaison Design Group on September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

Accounting Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

Trade Accounts Receivable - We regularly review our accounts receivable and make provisions for potentially uncollectible balances. At December 31, 2003 and 2002, and for September 30, 2004, we believe we have incurred no material impairments in the carrying values of our accounts receivable.

Property and Equipment - Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis.

Income Taxes - We were taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to our members. Effective August 22, 2003, we became subject to state and federal income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. As of September 30, 2004, our operating loss carryforwards were not material.

Revenue Recognition - We provide advertising and graphic design services to our customers. We recognize revenues when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Loss Per Share - Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. We have no dilutive potential common shares as of December 31, 2003 and 2002 and for the nine months ended September 30, 2004.

Interim Consolidated Financial Statements - The accompanying unaudited interim consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 have been prepared by our management without audit. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring entries, necessary for a fair presentation of financial results for the interim periods. The results of operations presented in the accompanying interim financial statements are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Sandra K. Conklin	59	president, principal executive officer, treasurer, principal chief
2201 Landings Way		financial officer and a member of the board of directors
Raleigh, NC 27615

Seamus Duerr	32	vice president, secretary and a member of the board of directors
4631 Malone Court
Raleigh, NC 27616

Frank Sambrick	51	member of the board of directors.
4944A Windy Hill Drive
Raleigh, NC 27609

Sandra Conklin, Seamus Duerr and Frank Sambrick have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Since August 22, 2003, Ms. Conklin has been a founder, our president, chief executive officer, treasurer, chief financial officer and a member of our board of directors. Since January 2000, Ms. Conklin has been president, principal executive officer, treasurer and principal financial officer of our wholly owned subsidiary corporation, Liaison Design Group LLC. From January 1998 to December 1999, Ms. Conklin was the department manager in the graphic design department of PBF Printing located in Raleigh, North Carolina. PBF was located on Westinghouse Drive in Raleigh and was an integrated printing company. Ms. Conklin was hired to establish and manage an internal graphics and design department.

Since August 22, 2003, Mr. Duerr has been our vice president, secretary and a member of our board of directors. Since March 2003, Mr. Duerr has been a vice president, secretary and a member of the board of directors of Liaison Design Group LLC. From May 2000 to March 2003, Mr. Duerr was the senior designer and art director of LDG. Before joining LDG, Mr. Duerr was the graphic designer for the Raleigh Chamber of Commerce from March 1998 to May 2000. The Raleigh Chamber of Commerce is a non-profit organization for regional business interests.

Since August 22, 2003, Mr. Sambrick has been a member of our board of directors. Since January 2000, Mr. Sambrick has been a member of the board of directors of Liaison Design Group LLC. Since 1984, Mr. Sambrick has been the owner and president of Sambrick Communications, a full service advertising agency located in Raleigh, North Carolina.

Conflicts of Interest

The only potential perceived conflict that we foresee is that Frank Sambrick, one of our directors, is president of Sambrick Communication. Sambrick Communication is in the business of marketing and advertising. Sambrick Communication does not compete with us. Frank Sambrick devotes most of his time to its operation. We supply Sambrick Communications with services related to Sambrick Communications. The work is contracted with Sambrick Communications, not with Sambrick customers. The nature of the services we supply to Sambrick Communications is design services. Sambrick Communications is not obligated in any manner to retain our services and we do not have any agreements, oral or written, to supply it with services. Sambrick Communications could retain the services of other graphic designers. This is the only potential perceived conflict of interest that we foresee.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the past three years, for each or our officers and directors. The compensation paid to our officers and directors was paid by our subsidiary, Liaison Design Group LLC. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards	Payouts
						Securities
Names				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
				Compen-	SARs	Restricted	LTIP	Compen-
Executive Officer and	Year	Salary	Bonus	sation	Granted	Share/Units	Payouts	sation
Principal Position	Ended	($)	($)	($)	(#)	($)	($)	($)

Sandra K. Conklin	2003	0	0	0	0	0	0	0
President, Treasurer,	2002	50,000	0	0	0	0	0	0
Director	2001	50,000	0	0	0	0	0	0

Seamus Duerr,	2003	33,000	0	0	0	0	0	0
Vice President,	2002	33,000	0	0	0	0	0	0
Secretary, Director	2001	33,000	0	0	0	0	0	0

Frank Sambrick	2003	0	0	0	0	0	0	0
Director	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

			Number of	Percentage of
			Shares After	Ownership After
		Percentage of	Offering	the Offering
	Number of	Ownership	Assuming all of	Assuming all of
Name and Address	Shares Before	Before the	the Shares are	the Shares are
Beneficial Owner [1]	the Offering	Offering	Sold	Sold
Sandra K. Conklin
2201 Landings Way
Raleigh, NC 27615	3,200,000	40.00%	3,200,000	33.06%

Seamus Duerr
4631 Malone Court
Raleigh, NC 27616	2,400,000	30.00%	2,400,000	24.79%

Frank Sambrick [2]
4494A Windy Hill Dr.
Raleigh, NC 27609	2,400,000	30.00%	2,400,000	24.79%

All officers and directors as a group
(3 individuals)	8,000,000	100.00%	8,000,000	82.64%

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Ms. Conklin and Messrs. Duerr and Sambrick are the only "promoters" of our company.

[2]	The shares of common stock are held in the name of Sambrick Communications, Inc., which is owned and controlled by Frank Sambrick.

Selling Shareholders

At the present time our shares of common stock are not traded anywhere and there is no assurance that our shares will ever by listed for trading anywhere.

The following holders of our common shares will sell their common shares as set forth in the table below. The percentage of beneficial ownership before the offering is based on 9,680,000 common shares outstanding as of January 31, 2005. The percentage of beneficial ownership after the offering reflects the 9,680,000 common shares offered by this prospectus.

	Number of	Number of	Number of	Percentage of Shares
	Shares Beneficially	Shares	Shares Beneficially	Beneficially Owned
Name and Address of	Owned Before	Being	Owned After	Before	After
Beneficial Owner	Offering	Offered(1)	Offering	Offering	Offering

Sandra Conklin	3,200,000	3,200,000	0	33.06%	0.00%
2201 Landings Way
Raleigh, NC 27615

Seamus Duerr	2,400,000	2,400,000	0	24.79%	0.00%
4631 Malone Court
Raleigh NC 27616

Sambrick Communications	2,400,000	2,400,000	0	24.79%	0.00%
4944A Windy Hill Drive
Raleigh NC 27609

Don M. Rippe, Jr	40,000	40,000	0	0.41%	0.00%
11361 W. 75 th Place
Arvada, CO 8,0005

Susan M. Rippe	40,000	40,000	0	0.41%	0.00%
11361 W. 75 th Place
Arvada, CO 8,0005

James S. Smitherman, Jr	40,000	40,000	0	0.41%	0.00%
20,0007 Fairview Drive
Beaufort, NC 28516

Richard M. Link	20,000	20,000	0	0.21%	0.00%
2455 S. Deframe St.
Lakewood, CO 80228

John A. Fahlberg	20,000	20,000	0	0.21%	0.00%
12926 Morehead
Chapel Hill, NC 27517

John R. Hill	20,000	20,000	0	0.21%	0.00%
6808 So. Miller St
Littleton, CO 80127

Scott McDowell	20,000	20,000	0	0.21%	0.00%
98 South Holman Way
Golden, CO 8040,0001

Carlos R. Lucero	20,000	20,000	0	0.21%	0.00%
1101 S. Garrison St. #20,0003
Lakewood, CO 80232

Gary W. Zeller	20,000	20,000	0	0.21%	0.00%
5317 Impatiens Ct
Holly Springs, NC 27540,000

Ronald McLaren	20,000	20,000	0	0.21%	0.00%
4651-101 Timbermill Ct
Raleigh, NC 27612

William T. Fowler	20,000	20,000	0	0.21%	0.00%
2410 Folger St.
Raleigh, NC 2760,0004

John S. Walker	40,000	40,000	0	0.41%	0.00%
107 Grainger Lane
Chapel Hill, NC 27514

G. Douglas Hicks	20,000	20,000	0	0.21%	0.00%
40,0000 Melanie Lane
Cary, NC 27511

Donald C. Ledford	20,000	20,000	0	0.21%	0.00%
1304 Briar Patch Lane
Raleigh, NC 27615

Kimberly D. Lane	20,000	20,000	0	0.21%	0.00%
4 Tilbury Ct
Chapel Hill, NC 27517

Pamela L. Poag	20,000	20,000	0	0.21%	0.00%
6925 Knotty Pine Dr
Chapel Hill, NC 27517

Sylvia M Lane	20,000	20,000	0	0.21%	0.00%
6925 Knotty Pine Dr
Chapel Hill, NC 27517

Ollen M. Lane, Jr	20,000	20,000	0	0.21%	0.00%
6925 Knotty Pine Dr
Chapel Hill, NC 27517

Donald R. Lane, Jr	20,000	20,000	0	0.21%	0.00%
311 Pine Knoll Cir
Atlantic Beach, NC 28512

Dane Sambrick	20,000	20,000	0	0.21%	0.00%
20,0005 Reynolds Rd
Raleigh, NC 2760,0009

Marisa Harrell	20,000	20,000	0	0.21%	0.00%
10620,000 Edmundson Ave
Raleigh, NC 27614

Brian Harrell	20,000	20,000	0	0.21%	0.00%
10620,000 Edmundson Ave
Raleigh, NC 27614

Julia Emory-Wolfe	40,000	40,000	0	0.41%	0.00%
7011 Falconbridge Rd
Chapel Hill, NC 27517

Anthony S. Parks	40,000	40,000	0	0.41%	0.00%
285 Pine Needles Lane
Southern Pines, NC 28387

Patricia M. Emory	40,000	40,000	0	0.41%	0.00%
7011 Falconbridge Rd
Chapel Hill, NC 27517

Louise M. Weadock	40,000	40,000	0	0.41%	0.00%
2301 Upper Oaks Way
Raleigh, NC 27615

Edward E. Weadock	40,000	40,000	0	0.41%	0.00%
2301 Upper Oaks Way
Raleigh, NC 27615

Phillip W. Betts	40,000	40,000	0	0.41%	0.00%
720,0001 North Ridge Rd
Raleigh, NC 27615

Ann P. Betts	40,000	40,000	0	0.41%	0.00%
720,0001 North Ridge Rd
Raleigh, NC 27615

Virgie B. Goodwin	40,000	40,000	0	0.41%	0.00%
PO Box 58235
Raleigh, NC 27658

Mary L. Betts	40,000	40,000	0	0.41%	0.00%
PO Box 58235
Raleigh, NC 27658

J. Daniel Richards	40,000	40,000	0	0.41%	0.00%
20,00004 Weybridge Dr
Raleigh, NC 27615

Susan B. Richards	40,000	40,000	0	0.41%	0.00%
20,00004 Weybridge Dr
Raleigh, NC 27615

Kelly Sambrick	10,000	10,000	0	0.10%	0.00%
6,000 Bur Trail
Raleigh, NC 27616

Diane Sambrick	60,000	60,000	0	0.62%	0.00%
6,000 Bur Trail
Raleigh, NC 27616

Richard H. Morgan	40,000	40,000	0	0.41%	0.00%
1260,0005 Waterman Dr
Raleigh, NC 27614

Christopher L. West	40,000	40,000	0	0.41%	0.00%
60,0004 Blue Point Dr
Wilmington, NC 28411

Jaime B. West	40,000	40,000	0	0.41%	0.00%
60,0004 Blue Point Dr
Wilmington, NC 28411

Jessie Mae Johnson	50,000	50,000	0	0.52%	0.00%
3818 Laurel Hills Rd
Raleigh, NC 27612

Ralph S. Pickett	40,000	40,000	0	0.41%	0.00%
660,0005 Arbor Grande Way
Raleigh, NC 27615

H. S. Kennett	20,000	20,000	0	0.21%	0.00%
3213 Fair Forest Pl
Raleigh, NC 2760,0004

William M. Jackson	40,000	40,000	0	0.41%	0.00%
1308 Briar Path Lane
Raleigh, NC 27615

Arlene G. Driver	20,000	20,000	0	0.21%	0.00%
573 Mt. Sinai Rd
Wilkesboro, NC 28697

Thomas A. Sabel	20,000	20,000	0	0.21%	0.00%
1950 Garland St
Lakewood, CO 80215

Robert E. Edwards	60,000	60,000	0	0.62%	0.00%
3518 Oates Dr
Raleigh, NC 27604

Susan D. Smitherman	40,000	40,000	0	0.41%	0.00%
20,0007 Fairview Dr
Beaufort, NC 28516

Linda A. Hennion	40,000	40,000	0	0.41%	0.00%
5412 Ridgeloch Pl
Raleigh, NC 27612

Thomas R. Shute	40,000	40,000	0	0.41%	0.00%
2109 Weybridge Dr.
Raleigh, NC 27615

Romaine E Dougherty	40,000	40,000	0	0.41%	0.00%
454 Pebble Creek Dr
Cary, NC 2751

J. Edward Rhodes	40,000	40,000	0	0.41%	0.00%
58 Pine Ridge Drive
Whispering Pines, NC 28327

J. Hugh Bingham	40,000	40,000	0	0.41%	0.00%
99 Lakeview Drive
Whispering Pines, NC 28327

Faye Vest	40,000	40,000	0	0.41%	0.00%
4809 Will-O-Dean Rd
Raleigh, NC 27616

Future sales by existing stockholders

A total of 9,680,000 shares of common stock were issued to our officers, directors and others, all of which are registered for resale under this prospectus.

Shares purchased in this offering, which will be immediately resalable.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There 43 holders of record for our common stock. The record holders are our officers and directors who collectively own 9,680,000 shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 73% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent is Registrar & Transfer Co., 10 Commerce Dr., Cranford, NJ 070160-3572 and the telephone number is (800) 456-0596.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

We were formed on August 22, 2003 under the laws of the State of Nevada. Our subsidiary company, Liaison Design Group, LLC was formed on May 11, 2000 under the laws of the State of North Carolina. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to us in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of Liaison Design Group into us has been accounted for as a reorganization of Liaison Design Group. The assets and liabilities of Liaison Design Group remained at their historical cost. The accompanying financial statements present the operations of Liaison Design Group prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding, in a manger similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

In connection with an agreement in March 2003 between Liaison Design Group, Sandra Conklin and Sambrick, Liaison Design Group was relieved of $18,000 of accrued salary due to Ms. Conklin, Sambrick transferred 2,400,000 shares of common stock of Liaison Design Group to Ms. Conklin and Liaison Design Group settled $18,000 of trade accounts receivable from Sambrick. The shares transferred were valued at $18,000 based upon the price the shares were resold for cash by Ms. Conklin.

We rent office space on a month to month basis from Sambrick Communications at a rate of $6,840 per year. There is no written agreement for the lease. It is oral. Sambrick Communications contracts graphic design services from us. There are no written agreements with Sambrick Communications for rendering services. Our agreements with Sambrick are oral. Revenues from Sambrick Communications amounted to $25,076 and $23,467 for the years ended December 31, 2002 and 2003, and $25,007 for the nine months ended September 30, 2004.

On September 26, 2003, Sandra Conklin, Seamus Duerr and Sambrick Communications, Inc. sold all of their interest in and to Liaison Design Group, LLC. to us in exchange for 8,000,000 restricted shares of our common stock.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

The audited financial statements of LDG, Inc. for the periods ended December 31, 2003 and 2002 have been included herein and in the registration statement in reliance upon the report of Hansen, Barnett & Maxwell, independent public accountants, appearing elsewhere herein and given upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. This prospectus is part of the registration statement, and as permitted by the SEC's rules, does not contain all of the information in the registration. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide financial statements to our stockholders on an annual basis.

Our financial statements for the periods ended December 31, 2003 and December 31, 2002 (audited) as well for the period ended September 30, 2004, immediately follow:

Table of Contents

Page
Report of Independent Certified Public Accountants	F-1
Consolidated Balance Sheets as of September 30, 2004 (Unaudited) and
December 31, 2003 and 2002	F-2
Consolidated Statements of Operations for the Nine Months Ended September 30, 2004
and 2003 (Unaudited) and for the Years Ended December 31, 2003 and 2002	F-3
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December
31, 2002 and 2003 and for the Nine Months Ended September 30, 2004 (Unaudited)	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004
and 2003 (Unaudited) and for the Years Ended December 31, 2003 and 2002	F-5
Notes to Consolidated Financial Statements	F-6

HANSEN, BARNETT & MAXWELL
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company Accounting Oversight Board
(801) 532-2200 Fax (801) 532-7944 5 Triad Center, Suite 750 Salt Lake City, Utah 84180-1128 www.hbmcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders
LDG, Inc.

We have audited the accompanying consolidated balance sheets of LDG, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LDG, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and no revenue growth. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ HANSEN, BARNETT & MAXWELL
HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
March 9, 2004

LDG, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2004	2003	2002
	(Unaudited)
ASSETS
Current Assets
Cash	$13,116	$23,581	$4,998
Trade accounts receivable	5,284	2,985	21,237
Trade accounts receivable - stockholder	24,426	23,989	24,408
Subscriptions receivable	5,000	-	-

Total Current Assets	47,826	50,555	60,643

Property and Equipment
Equipment	14,267	14,267	20,243
Furniture and fixtures	3,420	3,420	3,420
Less: Accumulated depreciation	(13,940)	(11,430)	(11,213)
Net Property and Equipment	3,747	6,257	12,450

Total Assets	$51,573	$56,812	$73,093

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable	-	2,872	5,032
Accrued liabilities	47,256	44,343	63,767
Due to related party	31,525	-	-

Total Current Liabilities	78,781	47,215	68,799

Stockholders' Equity (Deficit)
Common stock - $0.00001 par, 100,000,000 shares
authorized; 8320,000, 8,000,000 and 8,000,000
shares issued and outstanding	83	80	80
Additional paid-in capital	63,963	45,566	25,566
Accumulated deficit	(91,254)	(36,049)	(21,352)

Stockholders' Equity (Deficit)	(27,208)	9,597	4,294

Total Liabilities and Stockholders' Equity (Deficit)	$51,573	$56,812	$73,093

The accompanying are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months		For the Years
	Ended September 30,		Ended December 31,
	2004	2003	2003	2002
	(Unaudited)

Revenue
Revenue	$44,973	$40,764	$59,427	$81,458
Revenue - stockholder	12,712	17,740	23,557	25,076
Total Revenue	57,685	58,504	82,984	106,534

Cost of Revenue	15,097	39,582	38,595	68,197

Gross Profit	42,588	18,922	44,389	38,337

General and Administrative Expenses	97,793	21,280	59,086	46,604

Net Loss	$(55,205)	$(2,358)	$(14,697)	$(8,267)

Basic and Diluted Loss Per Share	(0.01)	-	-	-

Weighted-Average Shares of Common
Stock Outstanding	8,001,266	8,000,000	8,000,000	8,000,000

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Par Value	Capital	Deficit	Equity (Deficit)

Balance, December 31, 2001	8,000,000	$80	$25,556	$(13,085)	$12,561

Net loss	-	-	-	(8,267)	(8,267)

Balance, December 31, 2002	8,000,000	80	25,566	(21,352)	4,294

Contributed services - officer	-	-	20,000	-	20,000

Net loss	-	-	-	(14,697)	(14,697)

Balance, December 31, 2003	8,000,000	80	45,566	(36,049)	9,597

Contributed services - officer
(unaudited)	-	-	2,400	-	2,400
Shares issued for cash and
subscription receivable (unaudited)	320,000	3	15,997	-	16,000
Net loss (unaudited)	-	-	-	(55,205)	(55,205)

Balance, September 30, 2004
(Unaudited)	8,320,000	$83	$63,963	$(91,254)	$(27,208)

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months		For the Years
	Ended September 30,		Ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(55,205)	$(2,358)	$(14,697)	$(8,267)
Adjustments to reconcile net loss to net cash
from operating activities:
Depreciation	2,510	3,429	4,703	4,800
Accounts receivable from stockholder settled
for rent	-	-	6,840	-
Contributed services	2,400	-	20,000	-
Loss on disposal of equipment	-	3,147	3,147	-
Changes in operating assets and liabilities:
Accounts receivable	(2,299)	12,460	18,252	2,661
Accounts receivable - stockholder	(437)	-	(14,421)	(15,051)
Subscriptions receivable
Accounts payable	(2,872)	(2,150)	(2,160)	2,283
Due to related party	31,525	-	-	-
Accrued liabilities	2,913	(1,810)	(1,424)	5,656

Net cash Provided by (Used in) Operating Activities	(21,465)	12,718	20,240	(7,918)

Cash Flows from Investing Activities
Proceeds of equipment	-	(1,657)	(1,657)	(629)

Net cash Provided by (Used in) Investing Activities	-	(1,657)	(1,657)	(629)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	11,000	-	-	-

Net cash Provided by (Used in) Investing Activities	11,000	-	-	-

Net Increase (Decrease) in Cash	(10,465)	11,061	18,583	(8,547)

Cash at Beginning of Period	23,581	4,998	4,998	13,545

Cash at End of Period	$13,116	$16,059	$23,581	$4,998

Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of common stock for subscription receivable	$5,000	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

LDG, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to September 30, 2004 and 2003 and the
Nine Months ended September 30, 2004 and 2003 is Unaudited)

NOTE 1 - ORGANIZATION, NATURE OF OPERATIONS AND BUSINESS CONDITION

Organization -- Liaison Design Group, LLC (the "Company") was formed on May 11, 2000 under the laws of the State of North Carolina. LDG, Inc. was formed on August 22, 2003 under the laws of the State of Nevada. On September 26, 2003, the membership interests of Liaison Design Group, LLC were transferred to LDG, Inc. in exchange for the issuance of eight million shares of common stock to the owners of Liaison Design Group, LLC.

The incorporation of the Company into LDG, Inc. has been accounted for as a reorganization of the Company. The assets and liabilities of the Company remained at their historical cost. The accompanying financial statements present the operations of the Company prior to the reorganization and all periods presented have been retroactively adjusted for the effects on loss per share and the number of shares of common stock outstanding in a manner similar to a stock split, as though the shares of common stock issued in the reorganization had been outstanding for all periods presented.

Nature of Operations -- The Company specializes in providing advertising and graphic design services primarily to corporate clients. The Company's services include the design and production of corporate identity packages and promotional materials.

Business Condition -- During the nine months ended September 30, 2004, and the years ended December 31, 2003 and 2002, the Company had losses from operations of $55,205, $14,697 and $8,267, respectively. As of September 30, 2004 and December 31, 2003 the Company had an accumulated deficit of $91,254 and $36,049, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management is attempting to arrange equity financing for use in operations; however, there is no assurance that management will be successful in obtaining financing or if financing is obtained, that it will be on terms favorable or acceptable to the Company. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Consolidation -- The accompanying consolidated financial statements include the accounts and transactions of Liaison Design Group, LLC for all periods presented and the accounts and transactions of LDG, Inc. from September 26, 2003. Intercompany accounts and transactions have been eliminated in consolidation.

Interim Consolidated Financial Statements -- The accompanying unaudited interim consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, have been prepared by our management without audit. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal recurring entries, necessary for a fair presentation of financial results for the interim periods. The results of operations presented in the accompanying unaudited interim financial statements are not necessarily indicative of the results that may be expected fo the year ending December 31, 2004.

Accounting Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates that are particularly susceptible to change are the realization of accounts receivable and the depreciable lives of property and equipment.

LDG, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to September 30, 2004 and 2003 and the
Nine Months ended September 30, 2004 and 2003 is Unaudited)

Trade Accounts Receivable -- The Company regularly reviews its accounts receivable and makes provisions for potentially uncollectible balances. At December 31, 2003 and 2002, management believed the Company had incurred no material impairments in the carrying values of its accounts receivable.

Property and Equipment -- Property and equipment are recorded at cost. Depreciation of office equipment and furniture and fixtures is calculated over estimated useful lives of three to ten years on a straight-line basis.

Depreciation expense for the nine months ended September 30, 2004 and 2003 and for the years ended December 31, 2003 and 2002 was $2,510, $3,429, $4,703 and $4,800, respectively. During the year ended December 31, 2003, the Company had an involuntary conversion of equipment with a cost of $7,633 and accumulated depreciation of $4,486. The Company has recorded the resulting loss of $3,147 on disposal of this equipment in general and administrative expenses.

Valuation of Long-lived Assets - The carrying values of the Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that they may not be recoverable. When such an event occurs, the Company would project undiscounted cash flows to be generated from the use of the asset and its eventual disposition over the remaining life of the asset. If projections were to indicate that the carrying value of the long-lived asset will not be recovered, the carrying value of the long-lived asset, is reduced by the estimated excess of the carrying value over the projected discounted cash flows.

Income Taxes -- The Company was taxed as a partnership prior to September 26, 2003, under the provisions of the Internal Revenue Code. All taxable revenue and deductions were passed through to the Company's members. Effective September 26, 2003, the Company became subject to state and federal income taxes as a corporation. Deferred tax assets and liabilities are recognized for the estimated future tax effects attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss carryforwards. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances and adjustments are provided as necessary. As of December 31, 2003, the components of the net deferred tax asset at December 31, 2003 were not considered to be material.

Revenue Recognition -- The Company provides advertising and graphic design services to its customers. The Company recognizes revenue when all services have been completed, products have been delivered and have been accepted by the customer, the fee for services is fixed or determinable and collection of the fee is probable.

Concentration of Credit Risk -- For the year ended December 31, 2003, four customers represented 10%, 11%, 27% and 29%, respectively, of total revenue. For the nine months ended September 30, 2004, four customers represented 12%, 13%, 20% and 45% of total revenue. Loss of one or more of these customers could adversely affect the Company's financial condition in the near term. Sambrick Communications, Inc. ("Sambrick"), a stockholder of the Company, was the customer that represented 29% and 45% of total revenue for the year ended December 31, 2003 and for the nine months ended September 30, 2004, respectively.

LDG, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to September 30, 2004 and 2003 and the
Nine Months ended September 30, 2004 and 2003 is Unaudited)

Rent Expense -- The Company leases office space from Sambrick on a month-to-month basis. Rent expense for the nine months ended September 30, 2004 and 2003, and for the years ended December 31, 2003 and 2002 was $5,130, $5,130, $6,840 and $6,270, respectively.

Loss Per Share -- Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. The Company had no dilutive potential common shares for any of the periods presented.

NOTE 3--RELATED PARTY TRANSACTIONS

Accrued Compensation - During the year ended December 31, 2002, the Company accrued $25,000 of salary due to Sandra Conklin, an officer of the Company. Ms. Conklin contributed services with an estimated value of $20,000 during 2003. These services were recorded as an increase to additional paid-in capital of $20,000 and a charge to cost of revenue of $2,000 and a charge to general and administrative expense of $18,000. For the nine months ended September 30, 2004, Ms. Conklin contributed services with an estimated value of $2,400, recorded as a $2,400 increase to additional paid-in capital and a charge to cost of revenue of $900 and a charge to general and administrative expense of $1,500.

In connection with an agreement in March 2003 between the Company, Sandra Conklin and Sambrick, the Company was relieved of $18,000 of accrued salary due to Ms. Conklin, Sambrick transferred 2,400,000 shares of common stock of the Company to Ms. Conklin and the Company settled $18,000 of trade accounts receivable from Sambrick. The shares transferred were valued at $18,000 based upon the price the shares were resold for cash by Ms. Conklin. The Company still owed Ms. Conklin $43,957 of accrued salary as of September 30, 2004. The agreement also provided that the Company would settle $570 of Sambrick's receivables per month in lieu of the monthly $570 rent payments due to Sambrick under the office lease. During the years ended December 31, 2003 and 2002, the Company credited $6,840 and $0 of accounts receivable due from Sambrick in lieu of monthly rent payments. During the nine months ended September 30, 2004, the Company credited $5,130 of accounts receivable due from Sambrick in lieu of monthly rent payments.

Trade receivables from Sambrick appear on the balance sheet under the caption, 'Trade receivables - stockholder' for all periods presented. Revenue from sales to Sambrick appears on the statement of operations under the caption, 'Revenue - stockholder.'

Accounts Receivable - Stockholder - The Company has not established an allowance for doubtful accounts for its past due receivables due from Sambrick because the Company believes that it will realize those receivables through a combination of i) cash collection, ii) settlement of rent liability due to Sambrick (the Company leases office space from Sambrick on a month-to-month basis), and iii) if necessary, the Company believes it can cause Sambrick to relinquish additional shares of common stock in a manner similar to the March 2003 agreement discussed above.

At December 31, 2003 and 2002, the Company had receivables over ninety days past due of $10,069 (all of which was due from Sambrick) and $27,103 (all of which was due from Sambrick), respectively. At September 30, 2004, the Company had receivables over ninety days past due of $12,982 (95% of which was due from Sambrick).

LDG, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information with respect to September 30, 2004 and 2003 and the
Nine Months ended September 30, 2004 and 2003 is Unaudited)

NOTE 4--STOCKHOLDERS' EQUITY (DEFICIT)

During August and September 2004, the Company issued 320,000 shares common stock for proceeds of $16,000 or $0.05 per share. Of the $16,000, only $11,000 had been received as of September 30, 2004, the remaining $5,000 was received subsequent to September 30, 2004.

NOTE 5--DUE TO RELATED PARTY

During the nine months ended September 30, 2004, the Company's president, paid certain legal and accounting expenses on behalf of the Company totaling $31,525. These advances have no established repayment terms

NOTE 6--SUBSEQUENT EVENTS (Unaudited)

Issuance of Common Stock - Subsequent to September 30, 2004, the Company issued 1,360,000 shares of common stock under the terms of a private placement offering for proceeds of $68,000, or $0.05 per share.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	1,900
Accounting/administrative Fees and Expenses	5,000
Legal Fees/ Expenses	15,000
Transfer Agent Fees	3,000
TOTAL	$25,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Sandra K. Conklin [1] 2201 Landings Way Raleigh, NC 27615	09/26/03	3,200,000	Interest in Liaison Design Group LLC.
Seamus Duerr [1] 4631 Malone Court Raleigh, NC 27616	09/26/03	2,400,000	Interest in Liaison Design Group LLC.
Sambrick Communications [1] 4944A Windy Hill Drive Raleigh, NC 27609	09/26/03	2,400,000	Interest in Liaison Design Group LLC.
Don M. Rippe, Jr 11361 W. 75 th Place Arvada, CO 8,0005	8/24/04	40,000	2,000 in cash
Susan M. Rippe 11361 W. 75 th Place Arvada, CO 8,0005	8/24/04	40,000	2,000 in cash
James S. Smitherman, Jr 20,0007 Fairview Drive Beaufort, NC 28516	8/24/04	40,000	2,000 in cash
Richard M. Link 2455 S. Deframe St. Lakewood, CO 80228	9/3/04	20,000	1,000 in cash
John A. Fahlberg 12926 Morehead Chapel Hill, NC 27517	9/7/04	20,000	1,000 in cash
John R. Hill 6808 So. Miller St Littleton, CO 80127	9/9/04	20,000	1,000 in cash
Scott McDowell 98 South Holman Way Golden, CO 80401	9/9/04	20,000	1,000 in cash
Carlos R. Lucero 1101 S. Garrison St. #20,0003 Lakewood, CO 80232	9/9/04	20,000	1,000 in cash
Gary W. Zeller 5317 Impatiens Ct Holly Springs, NC 27540,000	10/13/04	20,000	1,000 in cash
Ronald McLaren 4651-101 Timbermill Ct Raleigh, NC 27612	10/13/04	20,000	1,000 in cash

William T. Fowler 2410 Folger St. Raleigh, NC 2760,0004	10/11/04	20,000	1,000 in cash
John S. Walker 107 Grainger Lane Chapel Hill, NC 27514	10/8/04	40,000	2,000 in cash
G. Douglas Hicks 40,0000 Melanie Lane Cary, NC 27511	10/5/04	20,000	1,000 in cash
Donald C. Ledford 1304 Briar Patch Lane Raleigh, NC 27615	9/30/04	20,000	1,000 in cash
Kimberly D. Lane 4 Tilbury Ct Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash
Pamela L. Poag 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash
Sylvia M Lane 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash
Ollen M. Lane, Jr 6925 Knotty Pine Dr Chapel Hill, NC 27517	10/11/04	20,000	1,000 in cash
Donald R. Lane, Jr 311 Pine Knoll Cir Atlantic Beach, NC 28512	10/14/04	20,000	1,000 in cash
Dane Sambrick 20,0005 Reynolds Rd Raleigh, NC 2760,0009	10/8/04	20,000	1,000 in cash
Marisa Harrell 10620,000 Edmundson Ave Raleigh, NC 27614	9/24/04	20,000	1,000 in cash
Brian Harrell 10620,000 Edmundson Ave Raleigh, NC 27614	9/24/04	20,000	1,000 in cash
Julia Emory-Wolfe 7011 Falconbridge Rd Chapel Hill, NC 27517	10/24/0	40,000	2,000 in cash
Anthony S. Parks 285 Pine Needles Lane Southern Pines, NC 28387	9/30/04	40,000	2,000 in cash
Patricia M. Emory 7011 Falconbridge Rd Chapel Hill, NC 27517	10/24/04	40,000	2,000 in cash

Louise M. Weadock 2301 Upper Oaks Way Raleigh, NC 27615	10/22/04	40,000	2,000 in cash
Edward E. Weadock 2301 Upper Oaks Way Raleigh, NC 27615	10/22/04	40,000	2,000 in cash
Phillip W. Betts 720,0001 North Ridge Rd Raleigh, NC 27615	10/25/04	40,000	2,000 in cash
Ann P. Betts 720,0001 North Ridge Rd Raleigh, NC 27615	10/25/04	40,000	2,000 in cash
Virgie B. Goodwin PO Box 58235 Raleigh, NC 27658	10/25/04	40,000	2,000 in cash
Mary L. Betts PO Box 58235 Raleigh, NC 27658	10/24/04	40,000	2,000 in cash
J. Daniel Richards 20,00004 Weybridge Dr Raleigh, NC 27615	10/28/04	40,000	2,000 in cash
Susan B. Richards 20,00004 Weybridge Dr Raleigh, NC 27615	10/28/04	40,000	2,000 in cash
Kelly Sambrick 6,000 Bur Trail Raleigh, NC 27616	10/11/04	10,000	500 in cash
Diane Sambrick 6,000 Bur Trail Raleigh, NC 27616	10/11/04	60,000	3,000 in cash
Richard H. Morgan 1260,0005 Waterman Dr Raleigh, NC 27614	10/31/04	40,000	2,000 in cash
Christopher L. West 60,0004 Blue Point Dr Wilmington, NC 28411	10/29/04	40,000	2,000 in cash
Jaime B. West 60,0004 Blue Point Dr Wilmington, NC 28411	10/29/04	40,000	2,000 in cash
Jessie Mae Johnson 3818 Laurel Hills Rd Raleigh, NC 27612	11/2/04	50,000	2,500 in cash
Ralph S. Pickett 660,0005 Arbor Grande Way Raleigh, NC 27615	10/24/04	40,000	2,000 in cash

H. S. Kennett 3213 Fair Forest Pl Raleigh, NC 2760,0004	11/1/04	20,000	1,000 in cash
William M. Jackson 1308 Briar Path Lane Raleigh, NC 27615	11/1/04	40,000	2,000 in cash
Arlene G. Driver 573 Mt. Sinai Rd Wilkesboro, NC 28697	10/21/04	20,000	1,000 in cash
Thomas A. Sabel 1950 Garland St Lakewood, CO 80215	10/27/04	20,000	1,000 in cash
Robert E. Edwards 3518 Oates Dr Raleigh, NC 2760,0004	11/5/04	60,000	3,000 in cash
Susan D. Smitherman 20,0007 Fairview Dr Beaufort, NC 28516	11/2/04	40,000	2,000 in cash
Linda A. Hennion 5412 Ridgeloch Pl Raleigh, NC 27612	11/4/04	40,000	2,000 in cash
Thomas R. Shute 2109 Weybridge Dr. Raleigh, NC 27615	11/1/04	40,000	2,000 in cash
Romaine E Dougherty 454 Pebble Creek Dr Cary, NC 2751	11/15/04	40,000	2,000 in cash
J. Edward Rhodes 58 Pine Ridge Drive Whispering Pines, NC 28327	11/23/04	40,000	2,000 in cash
J. Hugh Bingham 99 Lakeview Drive Whispering Pines, NC 28327	11/22/04	40,000	2,000 in cash
Faye Vest 4809 Will-O-Dean Rd Raleigh, NC 27616	11/10/04	40,000	2,000 in cash

[1]

We issued the foregoing restricted shares of common stock to our officers and directors pursuant to Section 4(2) of the Securities Act of 1933. They are sophisticated investors, are officers and directors of the company, or in the case of Sambrick Communication, an affiliate of one of our directors, and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

[2]

We issued the foregoing restricted securities to 40 persons pursuant to Reg. 506 of the Securities Act of 1933. A Form D was filed with the Securities and Exchange Commission and a memorandum was issued to all offerees.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have not been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	Limited Liability Company Operating Agreement.
10.2	Stock Purchase Agreement
23.1	Consent of Hansen, Barnett & Maxwell, Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.

ITEM 28.     UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on this 9th day of February, 2005.

LDG, INC.

BY:	/s/ Sandra K. Conklin
Sandra K. Conklin
President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Sandra K. Conklin, as true and lawful attorney-in-fact and agent, with full power of substitution, for her and in her name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sandra K. Conklin	President, Principal Executive Officer,	February 9, 2005
Sandra K. Conklin	Treasurer, Principal Financial Officer, Principal Accounting Officer, and a member of the Board of Directors
/s/ Seamus Duerr	Vice President, Secretary and a member of	February 9, 2005
Seamus Duerr	the Board of Directors.

/s/ Frank Sambrick	Member of the Board of Directors	February 9, 2005
Frank Sambrick